SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Premier Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         480 North Magnolia Avenue
         Suite 103
         El Cajon, California  92020

TELEPHONE NUMBER:

         (619) 588-9700

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Ross C. Provence
         480 North Magnolia Avenue
         Suite 103
         El Cajon, California  92020

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/Yes            /_/No

                                   SIGNATURES

         Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of El Cajon and State of California on this 9th day of November, 2001.

ATTEST:                                       PREMIER FUNDS

/s/ Jeffrey R. Provence                       /s/ Ross C. Provence
---------------------------                   -------------------------
Jeffrey R. Provence, Trustee                  By:  Ross C. Provence, Trustee


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